Exhibit 19.1

EL POLLO LOCO HOLDINGS, INC.

INSIDER TRADING POLICY (EFFECTIVE AS OF JULY 24, 2014)

(AS AMENDED AS OF FEBRUARY 1, 2023 AND NOVEMBER 22, 2024) INTRODUCTION

Federal and state laws prohibit purchasing, selling or making other transfers of securities by persons who have material information about the applicable company or its securities that is not generally known or available to the public. These laws also prohibit persons with such material non-public information from disclosing this information to others who trade.

In light of these prohibitions, El Pollo Loco Holdings, Inc., together with its subsidiaries (collectively, the “Company”), has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, employees and service providers. This Policy also applies to anyone who lives in your household (other than household employees), corporations or other business entities controlled or managed by you, and trusts for which you are the trustee or have a beneficial economic interest (collectively, “Restricted Affiliates”). The Company may also determine that other persons should be subject to this Policy, such as consultants and agents who have access to material non-public information about the Company or its securities.

We designed this Policy to promote compliance with federal and state securities laws, rules and regulations and the applicable listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. You, however, are responsible for ensuring that you do not violate federal or state securities laws or this Policy. Keep in mind that the Securities and Exchange Commission (“SEC”) and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such trades as if you had traded yourself.

If you have any questions about this Policy or its application to a particular transaction, you should contact the Company’s Chief Legal Officer (the “Chief Legal Officer”) or an attorney in the Company’s Legal Department (the “Legal Department”).

INSIDER TRADING PENALTIES

The penalties for violating insider trading laws and this Policy are severe. If you violate the federal insider trading laws, you may have to pay civil fines of up to three times (×3) the profit gained or loss avoided by such trading, as well as criminal fines of up to $5,000,000 for individuals and of up to $25,000,000 for non-natural persons. You also may have to serve a jail sentence of up to 20 years.

In addition, the Company could be subject to paying a civil fine of up to the greater of

$1,000,000 or three times (×3) the profit gained or loss avoided as a result of your insider trading violations, and a criminal penalty of up to $5,000,000 for individuals and of up to $25,000,000 for non-natural persons. The Company could also be forced to disclose non-public information before it would be obligated or prepared to do so, which could damage the Company’s competitive position, jeopardize important or strategic plans and threaten or eliminate opportunities such as acquisitions or financings.

In addition to penalties, firms or persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future, e.g., many regulated industries will not permit such firms or persons to engage in regulated activity. Further, for a Company director, officer or employee to even be accused of securities law violations would have very damaging effects on the Company’s reputation.

Because a violation of these laws or this Policy poses significant risks to the Company, any violation of this Policy may result in immediate disciplinary measures being taken against you, including potential termination of employment or service with the Company.

The SEC, Nasdaq, the Financial Industry Regulatory Authority (“FINRA”) and state regulators (as well as the New York and California Attorneys General and the Department of Justice) use sophisticated surveillance techniques to uncover insider trading and are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. The size of the transaction or the amount of profit received does not have to be large to result in prosecution. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.

You must carefully read this Policy and follow its directives at all times. You are responsible for ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities. Failure to adhere to this Policy or certify as to the matters contained in the acknowledgment form attached as Exhibit A to this Policy may result in immediate disciplinary measures being taken against you including, where appropriate, termination of employment or service with the Company.

If you become aware of a possible insider trading violation, you should immediately report the potential violation to the Chief Legal Officer or the Legal Department.

POLICIES AND PROCEDURES

A.	Insider Trading Policy

This Policy prohibits: (1) trading when you have “material non-public information” (as explained below), (2) “tipping” (as explained below), and (3) certain types of speculative trading. Please be aware that these restrictions will continue to apply to you after the termination of your employment or service with the Company for so long as you are in possession of material non- public information about the Company or its securities or about any other company obtained as a result of your employment or service with the Company.

1.Trading When You Are Aware of Material Non-Public Information Is Prohibited

You may not purchase or sell stock or other securities of the Company when you are aware of material non-public information about the Company or its securities. This Policy against insider trading applies to “purchases and sales” (at the times described in this Policy) of any Company securities. “Company securities” may include common stock, options for common stock, restricted common stock, restricted common stock units, debt securities and any other securities of the Company, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to Company securities, including securities convertible or exchangeable into, or whose value is derived by the value of, Company securities, whether or not issued by the Company.

In addition, you may not purchase or sell stock or other securities of any other company, including a customer or supplier of the Company, when you are aware of material non-public information about that company as a result of your employment with or work for the Company. “Purchase” and “sale” are defined broadly under the federal securities law:

●	“Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security for value.
●	“Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security for value.

In light of the broad range of transactions that these definitions pick up, it is important to understand that the restrictions in this policy apply, among other things, to the following types of “purchases” and “sales”:

●	conventional cash-for-stock transactions;
●	making gifts of Company securities (including charitable donations);
●	broker-assisted cashless exercises of stock options (as defined below);
●	engaging in short sales and other hedging transactions (as described below);
●	a sale of Company securities obtained through the exercise of employee stock options granted by the Company; and
●	purchases and sales of derivative securities (e.g., options, warrants, convertible securities, stock appreciation rights or any similar security with a value derived from the value of an equity security), including exchange traded options and other convertible securities.

References to “purchase and sale” and “purchases and sales” throughout this policy include the types of transactions noted above, unless the otherwise noted.

The restrictions in this policy do not, however, apply to (i) the exercise of Company stock options for cash as long as none of the underlying shares acquired upon exercise are concurrently or immediately sold in the open market or to third parties for the purpose of generating the cash needed to pay the exercise price of such options, (ii) the vesting of Company stock options, restricted stock or restricted stock units, or (iii) the exercise of a tax withholding right pursuant to which the Company withholds shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units or upon the exercise of an option. Therefore, you may freely exercise your stock options for cash (where no shares are to be sold), and the Company may withhold shares to satisfy your tax obligations to the extent required or permitted by the terms of your equity award, without violating this Policy.

Subject to the conditions noted below, the restrictions in this policy do not apply to the exercise of Company stock options on a “net exercise” basis (as long as none of the underlying option shares are concurrently sold in the open market or to third parties in connection with the net exercise, provided that, net exercises by directors, executive officers and other persons listed on Exhibit B (collectively, “Covered Persons”) must occur during a Trading Window (as defined below). Note that a “net exercise” is the use of the underlying shares to pay the Company the exercise price of a stock option, without any open market transaction, whereas a broker-assisted cashless exercise (which is subject to the restrictions in this Policy), involves the broker selling some or all of the shares underlying the stock option on the open market to cover the exercise price of the stock option.

The restrictions in this policy also do not apply to transactions in mutual funds whose portfolio of investments may include the Company’s securities.

2.	“Tipping” Is Prohibited

You may not disclose to anyone, including without limitation, family members and co-workers (except as may be required by your job position), any material non-public information about the Company or its securities, or any other company or its securities when you are aware of material non-public information about that company as a result of your employment with or work for the Company. This includes refraining from making purchase, sell or hold recommendations to anyone about the Company or any other company while in possession of material non-public information. This practice, known as “tipping,” also violates the federal securities laws, and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from the trade made by persons to whom you passed material non-public information. This Policy does not restrict legitimate business communications on a “need to know” basis, where you have a basis to expect that the other person will not trade while in possession of the information.

3.	Speculative Trading Is Prohibited

You are encouraged to consider a purchase of Company securities as a long-term investment, and through ownership, to develop an alignment of interest with the performance and prospects of the Company. Consistent with that philosophy, you are prohibited (subject to Section 4 below) from engaging in certain types of speculative trading involving Company securities, including without limitation:

●	purchasing or selling “put” options, “call” options or other publicly traded options on Company securities; or
●	engaging in short sales of Company securities.

In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits directors and executive officers of the Company (as listed on Exhibit B to this Policy from time to time) from engaging in short sales. The Board of Directors will periodically determine which of the Company’s officers are “executive officers” for purposes of Section 16, and the Company will modify Exhibit B as appropriate.

4.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.

These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. For this reason, directors and officers are prohibited, and other employees are discouraged, from entering into hedging or monetization transactions or similar arrangements (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. The Board may determine, from time to time, to limit or prohibit non- officer employees from entering into such transactions.

5.	Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non- public information or is otherwise is not permitted to trade in Company securities, directors and officers are prohibited, and other employees are discouraged, from holding Company securities in a margin account or pledging Company securities as collateral for a loan. These restrictions on the use of margin accounts and pledging by officers and directors will apply as of the effective date of this Policy; however, margin accounts and pledging arrangements in existence as of the effective date of this Policy may continue until they expire in accordance with the current terms of the accounts or arrangements, as the case maybe.

An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Standing and Limit Orders

You may not place standing or limit orders on Company securities except pursuant to the procedures described in the section below entitled “Policies and Procedures—When and How to Trade Company Securities—Rule 10b5–1 Trading Plans.” Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee or service provider is in possession of material non-public information.

B.	Unauthorized Disclosure
1.	Use or Disclosure of Material Non-Public Information Is Prohibited

You must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially non-public information until we publicly disclose it. You should treat this information as confidential and proprietary to the Company.

You may not disclose it to others, such as family members, other relatives, or business or social acquaintances. You also may not discuss the Company or its business in any “chat room” or similar internet-based forum, including anonymously or by use of an alias.

Also, legal rules govern the timing and nature of our disclosure of material information to outsiders and the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company, as identified below, to discuss the Company with the news media, securities analysts and investors.

2.	Third Party Inquiries

If you receive any inquiries about the Company from third parties such as industry analysts or members of the media, you should direct them to the Company’s Chief Financial Officer, Chief Legal Officer or Chief Marketing Officer.

C.	What is “Material Non-Public Information”?
1.	Material Information

Information is generally considered material if there is a likelihood that a reasonable investor would consider it important in making an investment decision to purchase, sell or hold securities. It includes any information that could reasonably affect the price of a security and may be either positive or negative information.

Although the materiality of information may vary depending on the circumstances of each case, be assured it will be scrutinized by federal, state and FINRA investigators with “20/20 hindsight.” Consequently, any appearance of impropriety should be avoided, and the particular facts of each such situation should be carefully reviewed. You should always err on the side of deciding that the information is material and not trade. The following pieces of information about a company are likely to be considered material:

●	earnings, revenues, expenses, dividends, cash-flows from operations, liquidity and other non-public financial information;
●	financial projections, including affirmations of prior earnings guidance and whether a company will or will not meet earnings expectations;
●	unexpected financial results and unexpected events affecting such results;
●	mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets or business;
●	the opening or closing of a significant number of restaurants, the expansion of the Company or its franchisees into a new city or region, or the signing of a significant franchise or development or similar agreement;

●	launch of new products or new versions of existing products and accomplishment of significant milestones in product or intellectual property development (such as formulation of new recipes or registration or grant of trademarks or patents);
●	bank borrowings or financing transactions, including proposed new financing, refinancing or capital market transactions and actual or potential liquidity problems;
●	events regarding a company’s securities (including, without limitation, defaults on debt securities, redemptions of securities, repurchase plans, changes in dividends or dividend policy, stock splits, changes in rights of security holders, and public or private sales of additional securities);
●	major incidents;
●	changes in or curtailment of operations;
●	developments regarding our joint venture partners, agents, distributors, customers or acquisition/investment targets (including the entry into, amendment or loss of an important contract or other arrangement with any of the foregoing);
●	information concerning changes in senior management, key personnel or the composition of the Board of Directors, including information concerning the business and personal lives of the foregoing;
●	changes in compensation policy;
●	a change in auditors or an auditor notification that a company may no longer rely on an audit report;
●	threatened or pending litigation, developments in ongoing material litigation and other changes to contingent liabilities;
●	regulatory proceedings and governmental investigations; and
●	bankruptcy, corporate restructuring or receivership.

This list is not exhaustive and, depending upon the circumstances, other information may be material. In short, if you would consider the information relevant in making an investment decision, you should assume it is material. Even if you would not consider the information relevant in making an investment decision but believe that a third party might consider it relevant, you should assume it is material. Remember that both positive and negative information may be material information. You should always treat information as material if you have any reason to believe that it may be important.

If you are unsure about the materiality of certain information or a specific transaction, please call the Chief Legal Officer or the Legal Department for advice.

2.	Non-Public Information

Non-public information is information that is not generally known or available to the public. We consider information to be available to the public only when:

●	it has been released to the public by a company through appropriate channels (e.g., by means of a press release, filing with the SEC, communicated by the media for broad public access or a widely disseminated statement from a senior officer); and
●	enough time has elapsed to permit the market to absorb the information.

Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material non-public information should refrain from any trading activity for two (2) full trading days following its release. If you are unsure or have questions, please call the Chief Legal Officer or the Legal Department for advice.

D.	When and How to Trade Company Securities
1.	Overview

No one is able to purchase or sell Company securities if they are in possession of material non-public information, and if you are a director, officer or employee of the Company, or a Restricted Affiliate of a director, officer or employee of the Company, you may only purchase or sell Company securities if the purchase or sale falls within the Trading Window (as defined below). In addition, Covered Persons may not engage in purchase and sale transactions unless the transaction has been pre-cleared under the Company’s mandatory pre-clearance policy as detailed below. Finally, all directors and executive officers are also strongly encouraged to make all purchases and sales only pursuant to a Qualified Rule 10b5-1 Plan as detailed below.

In addition, Covered Persons may purchase or sell securities of public companies in which the Company has a material interest or relationship or, to the knowledge of the Covered Person, is contemplating having a material interest or relationship (namely, a material interest or relationship (actual or contemplated) in the Company’s business partners, agents, distributors, customers and acquisition/investment targets, which we collectively refer to herein as “Restricted Companies”), only if the following two requirements are satisfied: (1) you are not aware of material non-public information relating to the Restricted Companies; and (2) the trade was pre- cleared under the Company’s mandatory pre-clearance policy as detailed below.

Before you purchase or sell Company securities or securities of any Restricted Company, you should bear in mind a potential liquidity trap that you could face: you could receive permission to purchase a security or have your interest in a security vest, but later be refused permission to sell it (or exercise and then sell it) (at least temporarily) because the Trading Window is closed at that time or you do not receive pre-clearance from the Chief Legal Officer. These situations are frequently beyond the control of the Company and could lock you into an unwanted investment for a considerable period of time. This risk is an inherent, and necessary, part of the Company’s policy with respect to trading Company securities and securities of Restricted Companies.

2.	Trading Window

You and your Restricted Affiliates may only purchase or sell Company securities during a certain period during each quarter (the “Trading Window”). The Trading Window begins two (2) full trading days after the Company’s public announcement of its annual or quarterly earnings and ends fourteen calendar days prior to the end of the then current quarter, unless ended earlier by the Chief Legal Officer.

However, even if the Trading Window is open, you and your Restricted Affiliates may not trade in Company securities or securities of any Restricted Company when aware of material non-public information about the Company or such Restricted Company. In addition, Covered Persons must pre-clear all purchases and sales with the Chief Legal Officer even if the transaction is initiated when the Trading Window is open.

From time to time, the Company may close the Trading Window due to material non-public information developments. In such an event, the Chief Legal Officer or the Legal Department may notify particular individuals or the Company as a whole that they should not engage in any purchase or sale of Company securities (trading restrictions may also be imposed on securities of one or more Restricted Companies if the material non-public information pertains to such Restricted Companies), and such individuals should not disclose to others the fact that the Trading Window has been closed. If you are in doubt whether a Trading Window is open, consult with the Chief Legal Officer or the Legal Department.

Generally, all pending purchase/sale orders regarding Company securities must be executed within the Trading Window or otherwise cancelled when the window closes.

Even if the Trading Window is closed, certain transactions in Company securities may be made, as follows:

●	You may exercise Company stock options if no shares are to be sold (or exercise a tax withholding right pursuant to which the Company withholds shares subject to an option to satisfy tax withholding obligations); you may not, however, effect sales of the underlying stock issued upon the exercise of stock options (including same- day sales and “cashless exercises”).
●	Purchase and sales of Company securities pursuant to a pre-cleared Qualified Rule 10b5–1 Plan may occur or continue, as discussed below. If you expect a need to sell Company securities at a specific time in the future, you may wish to consider entering into such a plan as described below.
●	You may also be permitted to gift (including a transfer to a trust for no consideration or other payment) or make charitable donations of Company securities when the Trading Window is closed, provided any such gift or donation is pre-approved by the Chief Legal Officer and you are not in possession of material non-public information at the time of the gift or contribution.

If you are subject to Section 16(a) of the Exchange Act, such transactions, including bona fide gifts and charitable contributions of equity securities, must be reported to the SEC on a Form 4 within two (2) business days after such gift or contribution is made. It is your responsibility to promptly inform the Company of any such transaction.

3.	Mandatory Pre-Clearance Procedures

The Company requires all Covered Persons who are not in possession of material non-public information and who wish to engage (or have a Restricted Affiliate who wishes to engage) in any purchase, sale or any other transaction involving Company securities or securities of Restricted Companies (including without limitation any option exercise, gift, permitted loan, pledge or hedge, contribution to a trust, or any other transfer) to first obtain pre-clearance for such transaction from the Chief Legal Officer, unless the purchase or sale is pursuant to a previously established Qualified Rule 10b5–1 Plan, as discussed below.

A request for pre-clearance must be submitted to the Chief Legal Officer at least two (2) business days in advance of the proposed transaction, unless the Chief Legal Officer agrees to a shorter period. The Chief Legal Officer will then determine whether the purchase or sale may proceed and will promptly notify you of this determination. When making a pre-clearance request, you need to be certain to include all relevant information concerning the proposed transaction and how best to be reached.

The Chief Legal Officer may withhold clearance for the proposed transaction, in his or her discretion, for various reasons including the following:

●	you may possess or have access to material non-public information;
●	the Trading Window is not open;
●	the proposed transaction does not comply with Rule 144 of the Securities Act of 1933, as amended, and other legal requirements;
●	the proposed transaction could result in adverse publicity or have a material adverse impact on the Company or on trading in Company securities;
●	you are subject to Section 16(a) of the Exchange Act and you did not give sufficient advance notice to allow time to prepare and review a Form 4;
●	the proposed transaction could result in liability to you under the short-swing trading rules of Section 16(b) of the Exchange Act; or
●	other relevant considerations cause the proposed transaction to be inappropriate.

Please be aware that, if the clearance is withheld by the Chief Legal Officer, the decision cannot be “overruled” by any member of management. In the event of a disagreement regarding a proposed transaction, the Chief Legal Officer may report the proposed transaction to the Audit Committee of the Board of Directors, and the Chief Legal Officer and the Audit Committee may obtain the advice of outside legal counsel or counsels with respect to a contested pre-clearance request. You may not in any event engage in the proposed purchase or sale until a request has been pre-cleared in writing.

If a transaction is approved under the pre-clearance policy, the transaction must occur within five (5) business days after pre-clearance is obtained, otherwise pre-clearance of the proposed transaction must be re-requested and obtained from the Chief Legal Officer before it may be executed. Notwithstanding the Chief Legal Officer’s approval of a trade, your trade may not be executed if (i) you acquire material non-public information concerning the company whose securities you wish to trade during that time, (ii) the Chief Legal Officer subsequently revokes his or her approval, or (iii) the Trading Window is subsequently closed.

If a proposed purchase or sale is not approved under the pre-clearance policy, you should refrain from initiating any trade in Company securities, and you should not inform anyone within or outside of the Company of the restriction.

4.	Rule 10b5–1 Trading Plans

Rule 10b5–1 adopted by the SEC provides an affirmative defense to insider trading that is available to a person making a purchase or sale of securities who demonstrates that the purchase or sale was effected pursuant to a pre-arranged “trading plan” that meets certain conditions.

Notwithstanding the other provisions of this Policy, purchases or sales of Company securities and securities of Restricted Companies may occur regardless of whether you may be aware of material non-public information at the time of trading, provided that the purchase or sale is made pursuant to a plan validly established in compliance with the provisions of Rule 10b5–1 and this Policy and the following criteria are satisfied (a “Qualified Rule 10b5–1 Plan”):

●	you must enter into the plan (including any modifications or terminations thereof) only during an open Trading Window and at a time when you are not aware of material non-public information about the Company or its securities, and the plan must contain a representation confirming that you are not aware of material non- public information about the Company or its securities;
●	you must enter into the plan (including any modifications or terminations thereof) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, you must act in good faith with respect to the plan, and the plan must contain a representation confirming that such plan is being “entered into in good faith” and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
●	the plan must be a written plan or binding contract (i.e., the plan may not consist of an oral arrangement or order to purchase or sell Company securities in the future) that does not allow you to exercise any subsequent influence over how, when or whether to effect the trade;
●	the plan must specify the amount, price and date of trades, or include a written formula, algorithm or computer program for their determination. Alternatively, you could delegate trading decisions to a third party who, at the time of trading did not have, and was not influenced by anyone who had, material non-public information about the Company or its securities;
●	sales or purchases may not commence under the plan until the expiration of a waiting period which is the later of (i) 90 days after such plan is adopted or modified, or (ii) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K containing financial results for the fiscal quarter in which the plan was adopted (subject to a maximum waiting period of 120 days), and any subsequent material modification of the plan must be subject to the same waiting period from the date of such modification, in all cases subject to longer minimum waiting periods as may be required by applicable law or SEC rules from time to time (such period in which trades may not occur, the “Cooling-Off Period”);

●	the plan must provide for a minimum term of six months and a maximum term of one year, unless a shorter or longer term is approved by the Chief Legal Officer;
●	No more than one plan may be in effect at any time with respect to Company securities beneficially owned by you, except that, during the term of a plan, you may:

o	adopt a plan in compliance with this Policy with any transactions to take effect upon the completion or expiration of your current plan; provided, however, that if your current plan is terminated before its originally scheduled completion date, then the Cooling-Off Period for the later-commencing plan shall run from the date of such termination (and not from the date the later-commencing plan was adopted); and

o	enter into another contract, instruction or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock units, and provided that you do not exercise control over the timing of such sales (a “Sell-to-Cover Plan”);

●	other than Sell-to-Cover Plans, during any 12-month period, you may not adopt more than one “single-trade” 10b5-1 trading plan, which is a plan that is designed to effect the open market purchase or sale of the total amount of the securities subject to the 10b5-1 trading plan as a single transaction;
●	the plan must contain and comply with such other terms, conditions and restrictions as may be required by Rule 10b5-1 and SEC and Nasdaq rules and regulations as in effect from time to time; and
●	the plan (including any modifications or terminations thereof) must be pre-cleared in advance by the Chief Legal Officer as described below.

The Company may also require that all Qualified Rule 10b5–1 Plans include additional safeguards for the benefit of the Company (e.g., customary lockup commitments associated with underwritings of Company securities). After a Qualified Rule 10b5–1 Plan is adopted, any purchases or sales of securities covered by the Qualified Rule 10b5–1 Plan must occur pursuant to the Qualified Rule 10b5–1 Plan you may not exercise any subsequent influence over how, when, or whether to make purchases or sales of those securities or otherwise alter or deviate from the Qualified Rule 10b5–1 Plan or enter into or alter a corresponding or hedging transaction or position with respect to the securities to be purchased or sold under the Qualified Rule 10b5–1 Plan.

For purposes of the foregoing, a modification of a Qualified Rule 10b5–1 Plan includes any change to the amount, price, or timing of the purchase or sale of securities under such plan, but shall not include the substitution of the broker executing trades thereunder as long as such modified plan does not change the price, amount of securities to be purchased or sold or dates on which such purchases or sales are to be executed.

Trades effected pursuant to a Qualified Rule 10b5–1 Plan will not require further pre-clearance at the time of the trade if the plan complies with the requirements set forth above. You may not alter or deviate from the terms of a Qualified Rule 10b5–1 Plan and you may not engage in any corresponding or hedging transactions.

The Company strongly encourages all officers and directors to effect all open market purchases and sales of Company securities only pursuant to a Qualified Rule 10b5-1 Plan. Directors and executive officers who have appropriate circumstances and wish to effect an open market purchase or sale of Company securities outside of a Qualified Rule 10b5-1 Plan should first discuss that decision with the Chief Legal Officer. Officers and directors may not in any event engage in any purchase or sale until a request has been pre-cleared in writing and all such purchases and sales must be in compliance with the terms and conditions of this Insider Trading Policy.

Because a Qualified Rule 10b5–1 must be entered into and acted on in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, a Qualified Rule 10b5–1 Plan should be adopted with the intention that it will not be amended or modified frequently, since changes to a 10b5-1 Trading Plan may raise issues as to an individual’s good faith. For this reason, although modifications to or early termination of a 10b5-1 Trading Plan are not prohibited, if you wish to implement, amend or voluntarily terminate a Qualified Rule 10b5–1 Plan, you must first have the plan (or any modification or proposal to terminate) pre-cleared by the Chief Legal Officer by submitting a draft of the proposed plan at least five (5) business days prior to entry into the plan, or two (2) business days prior to entry into any modification or termination. Again, a Qualified Rule 10b5–1 Plan may only be entered into, modified or terminated during an open Trading Window and at a time when you are not aware of material non-public information. In pre-clearing the implementation, modification or termination of a Qualified Rule 10b5–1 Plan, the Chief Legal Officer shall not be responsible for determining whether such plan is in compliance with the provisions of Rule 10b5–1.

Compliance with Rule 10b5–1 is solely your responsibility, and we recommend you consult with your advisors regarding compliance.

You should be aware that applicable federal securities laws will require the Company to disclose the entry into, the material terms of and any material modifications to Rule 10b5-1 Plans entered into by Company directors and executive officers.

To the extent required by applicable SEC rules or regulations, the Company shall provide quarterly disclosure on Forms 10-Q and 10-K on: (i) whether any Section 16 Insider has adopted, modified or terminated a 10b5-1 trading plan during the last completed quarter; and (ii) a description of the material terms of the plan. In addition, any Form 4 (which are filed whenever there is a Section 16 Insider transaction of Company stock) required for transactions made under a 10b5-1 Trading Plan must expressly indicate that the transaction was made pursuant to a 10b5- 1 Trading Plan.

5.	Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment or service with the Company if you are in possession of material non- public information when your employment or service terminates, and you may not trade in Company securities until that information has become public or is no longer material.

REPORTING VIOLATIONS AND SEEKING ADVICE

You should refer suspected violation of this Policy to the Chief Legal Officer and the Legal Department. For assistance with any of the matters discussed in this Policy, please contact the Chief Legal Officer or the Legal Department.

EXHIBIT A ACKNOWLEDGMENT FORM

The undersigned, a director, officer, employee, service provider or consultant of El Pollo Loco Holdings, Inc., or one of its subsidiaries (collectively, the “Company”), as applicable, hereby certifies and represents to the Company that he or she has received, has read and understands the Company’s Insider Trading Policy, as effective as of July 24, 2014, as amended, (the “Policy”) on December 12, 2024, and agrees to comply with the Policy in its entirety, including obtaining pre-clearance of all transactions in Company securities and securities of Restricted Companies, as such term is defined in the Policy.

Executed on  , 20 By:

Name:

Title:

EXHIBIT B

DIRECTORS, OFFICERS AND OTHER COVERED PERSONS

Name and Position

Chief Executive Officer
Chief Financial Officer
Chief Development Officer
President and Chief Operating Officer
Chief Legal Officer
Chief People Officer
Each member of the Board of Directors
All employees who are director-level and above in Operations
All Support Center employees